EXHIBIT 99.1

                          PRESS RELEASE

                                  CONTACT:  Randy Smith (816) 243-2113


FOR IMMEDIATE RELEASE

    VANGUARD ANNOUNCES CONDITIONAL LISTING ON NASDAQ SMALLCAP
           MARKET AND COMPLETION OF PRIVATE PLACEMENT

KANSAS CITY, MO---August 29, 1996---Vanguard Airlines, Inc. (the "Company") (NASDAQ: VNGD) announced today that the Nasdaq Stock Market has granted the Company conditional listing on the Nasdaq SmallCap Market and an extension until September 11, 1996 to satisfy net worth requirements for continued listing on the Nasdaq SmallCap Market. Effective August 30, 1996 the trading symbol for the Company's securities will change from VNGD to VNGDC. Upon satisfying the requirements, the "C" will be removed from the Company's symbol. Should the Company not satisfy the requirements before September 11, 1996, the common shares of Vanguard Airlines would no longer be eligible for listing on the Nasdaq SmallCap Market and would be listed on the OTC Bulletin Board.

The Company also announced today that it completed $5.2 million private placement of units of securities (the "Units"), each Unit consisting of the Company's common stock, par value $.001, and a redeemable common stock purchase warrant. The Company estimates that it has raised to date approximately seventy percent (70%) of the equity financing required to satisfy the Nasdaq net worth requirement.

This press release contains forward-looking statements that involve
risks and uncertainties.   The actual results may differ
significantly from those currently anticipated. Factors that may cause such differences include, but are not limited to, general economic conditions, competition and fuel costs.

Vanguard Airlines, which began service in December 1994 and is headquartered in Kansas City, is a low-price, short- to medium-haul passenger airline providing convenient, scheduled jet service to 10 cities throughout the West, Rocky Mountains and Midwest. Vanguard currently serves Chicago-Midway, Dallas/Ft. Worth, Denver, Des
Moines, Kansas City, Los Angeles, Minneapolis/St. Paul, Salt Lake City, San Francisco and Wichita. In addition, Vanguard operates some charter services. The Company currently employs 568 people and operates a fleet of eight aircraft, consisting two Boeing 737-300s and six Boeing 737-200s.

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